March 1, 2006

Mr. Denis J. Fitzpatrick
6202 Chestnut Peak Court
Kingwood, Texas 77345

Dear Denis:

As you are aware, my associate, Mr. Timur Bergaliyev, and I (the “Exchanging Shareholders”), have entered into an agreement with CRSI Group, Inc., a publicly-traded Florida corporation (“CRSI”), to merge our companies, Scientific Industrial Firm DANK LLC, Central Geophysical Expedition LLC, and A-Fidan, LLC (collectively the “Operating Companies”), into CRSI (the “Merger”). The Merger is expected to close on May 31, 2006 (the “Closing Date”). Prior to the Closing Date, the Exchanging Shareholders will organize a company under the laws of the Netherlands (the “BV-Corp”) which, prior to the Closing Date, will own 95% of the equity in the Operating Companies. On the Closing Date, the Exchanging Shareholders shall receive, in direct proportion to their relative interests in the BV-Corp, the majority of the issued and outstanding common stock of CRSI (the “Merger Shares”) and will become the majority shareholders of CRSI. I will become CRSI’s Chairman and Chief Executive Officer. As soon as practicable on or after the Closing Date, we plan to change the name of CRSI to Caspian International Oil Corporation (“CIOC” or the “Company”).

I have attached a form of a letter (“Attachment A”) that details the terms of your employment with CRSI as Executive Vice President, Chief Financial Officer, and Corporate Secretary. We will cause CRSI to enter into this letter agreement with you on the Closing Date.

We believe that it is critical that your objectives and ours are mutually aligned if we are to work so closely together. Therefore, in order to properly align your objectives and future benefits with ours, the Exchanging Shareholders and CRSI, respectively, hereby agree to transfer to you or your designee 30,000 shares of the BV-Corp (the “Incentive Shares”) and to award you [options or SARS] to purchase 300,000 shares of CRSI common stock (the “Incentive Options” [“SARS”]). One-third of the Incentive Options [SARs] shall vest on each anniversary date of the Effective Date and shall be exercisable at a price of $0.65 per share.

The Incentive Shares certificate(s) will be issued and transferred as soon as practicable, but in no event later than the Closing Date and the Incentive Option (SARS) Agreements will be delivered to you shortly after the Closing Date. As a result of your ownership in the BV-Corp, it is contemplated that on the Closing Date, you or your designee will directly receive your proportionate interest in and distribution of the Merger Shares. In the event the parties to the Merger decide not to close, your legal right to the Incentive Shares and Incentive Options [SARS] terminates and you or your designee agrees to return the Incentive Shares certificate(s) immediately upon such termination.

If the foregoing is acceptable to you, please sign below. On behalf of the Exchanging Shareholders and CRSI

Very truly yours,

/s/ Nurlan Janseitov
Nurlan Janseitov

ACCEPTED and AGREED this

1st day of March, 2006

/s/ Denis Fitzpatrick
Denis J. Fitzpatrick

ATTACHMENT A

August 10, 2006

Mr. Denis J. Fitzpatrick
6202 Chestnut Peak Court
Kingwood, Texas 77345

Dear Denis:

This letter will evidence our agreement (“Agreement”) in connection with your employment by CRSI Group, Inc. (the “Company” or “CRSI”). The terms and conditions of your employment with CRSI are outlined below:

1.    Position: You will be employed as Executive Vice President, Chief Financial Officer and Corporate Secretary of CRSI and all of its subsidiaries and report directly to the principal executive officer of CRSI The term of your employment shall begin on the Effective Date.

2.    Effective Date: This Agreement shall be effective on the Closing Date (the “Effective Date”).

3.    Location: Your principal office shall be located in CRSI’s corporate office in Houston, Texas.

4.    Duties and Responsibilities:

(a)    As Executive Vice President, Chief Financial Officer and Corporate Secretary of CRSI, you will be the Company’s principal financial and accounting officer with responsibility for the general supervision, management, direction and control of all the financial, legal, and investor relations operations of CRSI and its subsidiaries. You will also act as the Corporate Secretary of the Corporation and all of its subsidiaries, performing those functions typically performed by a Corporate Secretary.

(b)    During the term of your employment under this Agreement, you shall devote your full time and attention to execution of your duties and responsibilities hereunder. The foregoing notwithstanding, the parties recognize and agree that you may hold a seat on the Board of Directors of one or more other companies, engage in passive personal investments and in other business, industry, civic and charitable activities that do not conflict with the business affairs of CRSI or interfere with your performance of your duties and responsibilities hereunder. We also recognize and agree that during the first 120 days of your employment you may address certain duties and obligations remaining to be performed related to your former employer that are not expected to conflict or interfere with the performance of your duties and responsibilities hereunder and that, on occasion, may require your attention.

4.    Salary: Your initial base annual salary shall be $170,000 per year (the “Base Rate”). Such salary shall be paid in 26 equal semi-monthly periods in accordance with CRSI’s payroll practices.

5.    Incentive Payments: You will from time to time be entitled to receive shares of CRSI Common Stock, SARs and/or stock options to purchase shares of CRSI Common Stock, as well as other incentives as may be determined by CRSI’s Board of Directors.

With respect to any plan (“Plan”) under which you are granted shares of CRSI common stock, SARs or options to purchase shares of CRSI common stock reserved there under at any time when such stock is publicly traded on (i) the Pink Sheets (ii) a national securities exchange on which the shares are listed or (iii) over the counter on an established market, prior to such time as shares or options granted to you under the Plan are first exercisable, CRSI shall register the interests in the Plan and the shares of CRSI’s common stock reserved there under all applicable securities laws.

7.    Annual Bonus: You will be entitled to annual bonuses consisting of cash, stock, options, and/or SARs based upon your performance and CRSI’s overall achievement of its corporate goals. The award and amount of such bonus shall be determined at the discretion of and upon the recommendation of CRSI’s Board of Directors.

8.    Benefits:  CRSI will require and provide you with an annual physical exam and a $ 500,000 Term Life Insurance Policy and will pay the standard annual premium for said policy based on a healthy non-smoker male of your age. . In addition, CRSI will include you and your spouse in the Company’s medical and dental health insurance plan which shall be established and approved by the Company’s Board of Directors. To the extent you and/or your spouse cannot be directly covered by CRSI’s insurance plan, CRSI shall pay you an equivalent amount in cash for the period you are not so covered. Additionally, you will be entitled to all other benefits that are made available to senior executives of CRSI, including the right to participate in a CRSI 401(K) Retirement Savings Plan or other similar Plan, but subject to any applicable eligibility requirements. You will be entitled to 3 weeks vacation time for each year of your employment during the first five (5) years of your employment and 4 weeks of vacation for each year thereafter. The Company will provide you with a leased automobile, or at your option, you may elect to receive a car allowance of $500 per month. You will be allowed to travel business class for all flights over four (4) hours in length. You will be reimbursed promptly for all reasonable out of pocket expenses that you incur in connection with your employment.

9.    Executive Kidnapping and Medical Evacuation Program(s): The Company will provide Executive Kidnapping and Medical Evacuation Program(s) under which you will be provided coverage subject to policies approved by the Board.

10.        Term of Employment: The term of your employment shall be for a period of three (3) years from the Effective Date (the “Term”), which Term shall be automatically renewed and extended for successive periods of one (1) year each commencing on the anniversary of the Effective Date and on each successive one (1) year anniversary thereafter (“Renewal Term”) unless either party gives the other notice of termination at least one hundred twenty (120) days prior to the end of the Term or any Renewal Term. In such event, your employment will terminate at the end of the Term or Renewal Term during which such notice was given. CRSI may not terminate your employment during the Term or any Renewal Term, other than for cause. As used herein, “cause” means (i) acts and/or omissions, or a course of conduct that constitute gross negligence or willful neglect in the performance of your duties and responsibilities that continue for 30 days after written notice from CRSI, (ii) drug abuse, (iii) final conviction of a felony, other than traffic offenses which do not bring you or CRSI into disgrace or disrepute, (iv) any act of embezzlement, conversion of goods or services, or fraud with respect to CRSI, or (v) your breach of this Agreement which continues for 30 days after written notice from CRSI.

Should CRSI terminate your employment for cause, no notice will be required and all of your non-vested shares and options will terminate immediately. Should CRSI elect not to renew your contract after the Term or any Renewal Term, then you shall keep the vested portion of your restricted stock, SARs, and/or options and the unvested portion will expire immediately. Should you decide to resign your position at any time during your employment, then you will keep any vested portion of your shares, SARs, and options and the non-vested portions of your shares, SARs, and options will terminate immediately. In each and every case, all vested shares and options shall be non-forfeitable and shall retain their original expiration date.

11.    Change of Control: The Change of Control Provision is outlined in Exhibit (A) attached hereto shall be applicable to you (“the Officer”) so long as you are employed by CRSI (the “Company”).

12.    Severance Pay: If your employment is terminated without cause, all unvested shares, SARs, and/or options will vest immediately and, in addition to payment of your full salary and payment by CRSI of medical insurance premiums through the Term or Renewal Term, you will be entitled to one-twelfth (1/12) of the Base Rate as a severance payment for each full or prorated year of employment. The aggregate amount of such payments shall be considered as “liquidated damages” and, other than a Change of Control Payment or other separate agreement between you and CRSI, the Company shall have no further obligation to you.

13.    Ownership of Information: All documents, drawings, memoranda, notes, records, file correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information pertaining to the business of CRSI which you have developed, utilized or had access to during your employment with CRSI, are and shall be the sole and exclusive property of CRSI. Upon termination of your employment by CRSI, for any reason, you shall promptly deliver this property and all copies to thereof to CRSI.

14.    Non-Solicitation: During the term of your employment and for a period of two (2) years thereafter, you will not, directly or indirectly, solicit or contact any employee of CRSI, with a view to inducing or encouraging such employee to leave the employ of CRSI for the purpose of being hired by you, an employer affiliated with you or any competitor of CRSI.

15.    D&O Insurance and Indemnification: The Company shall purchase a Director’s and Officer’s Insurance Policy, the terms of which shall be approved by the Board, which will provide you with Director’s and Officer’s Insurance necessary to protect you from any and all expenses, obligations, liabilities, actions, suits or proceedings that may occur as the result of your employment by the Company. In addition, if at any time, you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer, employee or agent of CRSI and/or any of its affiliates, or are or were serving at the request of CRSI as a director, officer, director, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, CRSI shall indemnify you and hold you harmless against expenses (including court costs and reasonable attorney’s fees), judgments, fines, penalties, amounts paid in settlement and any other liabilities actually and reasonably incurred by you in connection with such action, suit or proceeding to the full extent permitted by law. Expenses (including court costs and reasonable attorneys’ fees) incurred by you in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, shall be paid by CRSI at reasonable intervals in advance of the final disposition of such action, suit or proceeding promptly following receipt of your written claim that shall be filed in accordance with CRSI’s reimbursement policy as in effect from time to time. The indemnification provided under this Section 15 shall apply whether or not the negligence of any party is alleged or proved.

16.    Miscellaneous: All payments required to be made by CRSI hereunder shall be subject to withholding of such amounts as CRSI may reasonably determine is should withhold pursuant to any applicable law or regulation. This agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, administrators, executors and assigns.

This agreement contains the entire agreement between the parties concerning the subject matter hereof and may not be amended or modified except by a writing signed by both parties.

Should one party waive compliance by the other party to any term or provision of this agreement, such waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring. Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five (5) days after being mailed, certified or registered mail, duly addressed to the party concerned at the address such other party shall provide. In the event that any provision or portion of this agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The respective rights and obligations of the parties shall survive any termination of this agreement to the extent necessary to preserve such rights and obligations.

17.    Applicable Law: This Agreement is entered into under, and shall be governed for all purposes by the laws of the State of Texas.

18.    Counterparts: This Agreement may be executed in one or more counterparts.

If the foregoing is acceptable to you, please sign below.

Very truly yours,

/s/ Nurlan Janseitov
Nurlan Janseitov
Chairman of the Board
CRSI Group, Inc.

ACCEPTED and AGREED this

10th day of August, 2006

/s/ Denis J. Fitzpatrick
Denis J. Fitzpatrick

EXHIBIT (A)

Change In Control

If, within three (3) months following the occurrence of a Change in Control (as defined below), the Officer elects to terminate his employment with the Company because he is no longer functioning in the respective capacity within the Company or its successor(s), in which he was functioning prior to the Change in Control or, has had his salary or benefits reduced, or the location of his principal office moved in excess of 60 miles from his prior office location, then, in lieu of any severance payments hereunder, the Company shall (1) pay to the Officer, within 10 days after his election, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below), which payment shall be considered as “liquidated damages” and (2) provide the Officer with Change in Control Benefits (as defined below). If the Officer’s employment is terminated prior to the date he elects to terminate but it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and the Officer’s election to so terminate. As used herein, the following terms shall mean:

A “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger, own immediately after the merger a majority of the voting stock of the surviving corporation, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the directors of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease to constitute at least a majority thereof as a result of the election of individuals who were not the nominees of the Board of Directors of the Company or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however that the term “Change in Control” shall not include (x) any of the foregoing events if approved by Officer or (y) any bona-fide financing approved by the Board of Directors.

“Change in Control Benefits” shall mean continued coverage under the Company’s Director’s and Officer’s and medical and dental health insurance plan for the Officer and the Officer’s spouse, who were covered under such plans on the day prior to the Officer’s termination of employment with the Company, for one year from the date of such termination at no cost to the Officer and his spouse (provided, however, that in the event that continued participation in any such Company plan is for whatever reason impossible, the Company shall arrange upon comparable terms benefits substantially equivalent to those that were provided under such Company plan).

“Change in Control Payment” shall mean an amount equal to 1.5 times the Officer’s annual base salary in effect on the date of termination.